(1)  KKR-ZT, L.L.C. previously held 19,062,500 shares of ZTI Series AA preferred stock.  Such shares of
Series AA preferred stock were converted into 19,062,500 shares of ZTI common stock prior to the consummation of the merger effected pursuant to a merger agreement (the "Merger Agreement")
between ZTI Merger Subsidiary III, Inc., formerly known as Zhone Technologies, Inc. ("ZTI"), and
Tellium, Inc., which subsequently changed its name to Zhone Technologies, Inc. ("Tellium").
Pursuant to the Merger Agreement, such shares of ZTI common stock were disposed of in exchange for 8,959,375 shares of Tellium common stock (after giving effect to Tellium's one-for-four reverse stock split effected in connection with the merger). On the effective date of the merger, there was no market for ZTI's common stock, and the closing price of Tellium's common stock was $1.69 per share
(as reported on the Nasdaq SmallCap Market, prior to giving effect to Tellium's one-for-four reverse stock split effected in connection with the merger).
        The shares of ZTI common stock and Series AA preferred stock reported on this Form 4 were held of record by KKR-ZT, L.L.C.  As the senior member of KKR-ZT, L.L.C., KKR 1996 Fund L.P. may be deemed to be the beneficial owner of the shares of ZTI common stock and Series AA preferred stock held by KKR-ZT, L.L.C  As the sole general partner of KKR 1996 Fund L.P., KKR Associates 1996,
L.P. may be deemed to be the beneficial owner of the shares of ZTI common stock and Series AA preferred stock held by KKR-ZT, L.L.C.  As the sole general partner of KKR Associates 1996, L.P.,
KKR 1996 GP LLC also may be deemed to be the beneficial owner of the shares of ZTI common stock and Series AA preferred stock held by KKR-ZT, L.L.C.
        KKR 1996 GP LLC is a Delaware limited liability company, the managing members of which are
Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are certain individuals and the Reporting Person.  The Reporting Person may be deemed to share beneficial ownership of any shares of ZTI common stock and Series AA preferred stock that KKR 1996 GP LLC may beneficially own or be deemed to beneficially own, but disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.  The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934 or
otherwise, the Reporting Person is the beneficial owner of all such equity securities covered by this statement.